As filed with the Securities and Exchange Commission on August 14, 2013.

Registration No. 333-188186

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

TO

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AASTROM BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Michigan (State or other jurisdiction of incorporation or organization)	94-3096597 (I.R.S. Employer Identification Number)

24 Frank Lloyd Wright Drive
Lobby K
Ann Arbor, Michigan 48105
(800) 556-0311
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Dominick C. Colangelo
President and Chief Executive Officer
Aastrom Biosciences, Inc.
Lobby K
Ann Arbor, Michigan 48105
(800) 556-0311
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Mitchell S. Bloom Danielle M. Lauzon Goodwin Procter LLP Exchange Place Boston, Massachusetts 02109 Telephone: (617) 570-1000 Facsimile: (617) 523-1231	Yvan-Claude Pierre Jodi L. Lashin Reed Smith LLP 599 Lexington Avenue New York, New York 10022 Telephone: (212) 521-5400 Facsimile: (212) 521-5450

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 relates to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-188186), declared effective by the Securities and Exchange Commission on August 13, 2013. The Registrant is filing this Post-Effective Amendment No. 1 pursuant to Rule 462(d) for the sole purpose of replacing Exhibit 5.1 to the Registration Statement. This Post-Effective Amendment No. 1 does not modify any provision of Part I or Part II of the Registration Statement other than supplementing Item 16 of Part II as set forth below.

Part II—INFORMATION NOT REQUIRED IN THIS PROSPECTUS

Item 16. Exhibits and Financial Statements Schedules

(a)         Exhibits

A list of exhibits filed with this registration statement on Form S-1 is set forth on the Exhibit Index and is incorporated herein by reference.

Exhibit No.	Description

5.1 #	Opinion of Dykema Gossett PLLC.

23.2#	Consent of Dykema Gossett PLLC (included in Exhibit 5.1 hereto).

24.1*	Power of Attorney (included in signature pages to this Registration Statement).

#                                                                            Filed herewith.

*                                                                            Previously filed.

(b)         Financial Statement Schedules

All schedules have been omitted because either they are not required, are not applicable or the information is otherwise set forth in the financial statements and related notes thereto.

II-1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective amendment no. 1 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Ann Arbor, state of Michigan on August 14, 2013.

AASTROM BIOSCIENCES, INC.

By:	/s/ Dominick C. Colangelo
Dominick C. Colangelo

President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dominick C. Colangelo	President, Chief Executive Officer and Director	August 14, 2013
Dominick C. Colangelo	(Principal Executive Officer)

/s/ Brian D. Gibson	Vice President of Finance, Chief Accounting Officer and Treasurer	August 14, 2013
Brian D. Gibson	(Principal Financial and Accounting Officer)

*	Chairman of the Board of Directors	August 14, 2013
Robert L. Zerbe, M.D.

*	Director	August 14, 2013
Ronald M. Creswell, Ph.D.

*	Director	August 14, 2013
Alan L. Rubino

*	Director	August 14, 2013
Nelson M. Sims

*/s/ Dominick C. Colangelo		August 14, 2013
Dominick C. Colangelo, Attorney-in-fact

II-2

EXHIBIT INDEX

Exhibit No.	Description

5.1 #	Opinion of Dykema Gossett PLLC.

23.2#	Consent of Dykema Gossett PLLC (included in Exhibit 5.1 hereto).

24.1*	Power of Attorney (included in signature pages to this Registration Statement).

#                                                                            Filed herewith.

*                                                                            Previously filed.